COMPARISON OF CHANGE IN VALUE OF $10,000 INVESTMENT
IN DREYFUS AGGRESSIVE VALUE FUND AND THE STANDARD &
POOR'S 500 COMPOSITE STOCK PRICE INDEX

EXHIBIT A:
              STANDARD
             & POOR'S 500    DREYFUS
              COMPOSITE     AGGRESSIVE
 PERIOD         STOCK         VALUE
             PRICE INDEX*      FUND

9/29/95            10,000      10,000
11/30/95           10,401      11,680
2/29/96            11,064      14,224
5/31/96            11,627      16,164
8/31/96            11,391      16,100
11/30/96           13,298      18,112
2/28/97            13,957      19,437
5/31/97            15,050      21,232
8/31/97            16,019      23,114

*Source: Lipper Analytical Services, Inc.